Exhibit 99.2

Vsource®Announces Results for
Third Quarter, First Nine Months of Fiscal 2004;
Change of Directors

LA JOLLA, Calif. -- December 10, 2003 - Vsource, Inc. (OTCBB: VSCE), an innovative leader in providing customized global business process outsourcing (BPO) services to clients worldwide, today announced its financial results for its third quarter and first nine months of its fiscal year ending January 31, 2004 (fiscal 2004).

Revenue for the quarter ended October 31, 2003 totaled $4.73 million, compared to $6.04 million for the same prior year period. The company reported a net loss available to common shareholders of $7.80 million or $3.97 per basic share for the third quarter. Net loss available to common shareholders during the period included a non-cash charge of $3.03 million from deemed non-cash dividends to preferred shareholders and one-time charges of $1.47 million for expenses related to the company's termination of its merger with TEAM America, Inc., and $0.68 million for accounts receivable due from Team America that were written off as a result of Team America's Chapter 11 proceedings. Excluding the deemed non-cash dividend and the one-time charges, Vsource's net loss was $2.62 million in the third quarter of fiscal 2004. The company recorded a deemed dividend credit arising from the conversion of preferred stock to another class of preferred stock in the third quarter ended October 31, 2002, when it reported a net loss available to common shareholders of $1.60 million or $0.91per basic share.

Revenue for the first nine months of fiscal 2004 totaled $14.26 million, compared to $21.04 million for the same prior year period. The company reported a net loss available to common shareholders of $16.55 million or $8.75 per basic share for the first nine months of fiscal 2004. Net loss available to common shareholders during the period included non-cash charges of $8.66 million from deemed non-cash dividends to preferred shareholders, $0.09 million from amortization of stock-based compensation expenses. Excluding the deemed non-cash dividend and one-time Team America-related charges, Vsource's net loss was $5.74 million for the first nine months of fiscal 2004. The company recorded a deemed dividend credit arising from the conversion of preferred stock to another class of preferred stock in the same prior year period when it reported a net loss available to common shareholders of $3.64 million or $2.11 per basic share.

The Company's earnings before interest, taxes, depreciation and amortization, adjusted to exclude non-cash expenses ("Adjusted EBITDA"), were a loss of $4.25 million for the quarter ended October 31, 2003, compared with Adjusted EBITDA loss of $0.38 million, adjusted to exclude non-cash stock-based compensation charges of $0.06 million and non-cash loss on extinguishment of debt of $6.70 million, for the same prior year period. For the first nine months of fiscal 2004, Adjusted EBITDA were a loss of $6.16 million, adjusted to exclude non-cash stock compensation charges of $0.09 million, compared with Adjusted EBITDA of $0.54 million, adjusted to exclude non-cash stock compensation charges of $0.09 million and loss on extinguishment of debt of $6.70 million, for the same prior year period. Adjusted EBITDA represents a non-GAAP (Generally Accepted Accounting Principles) financial measure. A table reconciling this measure to the appropriate GAAP measure is included in the notes to the consolidated financial statements included in this release. Net cash as of October 31, 2003 totaled $5.12 million, compared to $12.71 million as of October 31, 2002 and $11.15 million as of January 31, 2003.

Commenting on third quarter results, Vsource Chairman and Chief Executive Officer, Phil Kelly said, "Clearly the termination of the Team America merger was a significant set-back for Vsource in the third quarter. We committed significant efforts and resources to the merger. While our inability to complete it arose from events that were beyond our control, it nevertheless did slow us down. In addition to the negative impact on our financial performance due to the resulting one-time charges, it caused short-term disruption in our efforts to build up our delivery of our Human Capital Management (HCM) services. Despite this, we are forging ahead with our plans to make a January 2004 large-scale launch of our HCM solutions to serve small and mid-market businesses in the U.S."

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"In our core BPO solutions, our sales efforts continue to gain momentum with the addition of two significant contracts with new Fortune 500 clients signed in August and October, respectively. We added two new facilities to our expanding network of Centers of Excellence to support these clients and other newly acquired clients. The Taipei, Taiwan facility is our third Center of Excellence in the Asia Pacific region designed to support a global insurance provider in the Taiwan market. Tomorrow, we will be dedicating our fourth Center of Excellence, located at the Cyberjaya technology park in Malaysia. This fourth Center of Excellence will focus on global human resource solutions to clients worldwide. We are committed to growing our Centers of Excellence to enhance our unique operating platform for the delivery of BPO services to clients globally. In addition, during the third quarter, we achieved many significant milestones as we continued to build out our infrastructure and continued to successfully implement and deliver on our client contracts.

Vsource's results for the three months and nine months ended October 31, 2003 included $0.34 million and $0.67 million, respectively of revenues generated from a services contract with TEAM America, Inc. On September 26, 2003, Vsource announced that it had terminated the Merger Agreement, dated as of June 12, 2003, by and among Vsource, TEAM America, Inc. and Beaker Acquisition Co., Inc., due to the breach by TEAM America of various representations, warranties, covenants and agreements set forth in the merger agreement and the occurrence of a material adverse effect on TEAM America.

In addition, Vsource today announced that Bruno Seghin, a member of its Board of Directors, had resigned with effect from December 9, 2003, and Luc Villette had been elected by Vsource's Board of Directors to fill the vacant seat with effect from the same date. Mr. Seghin, who had served as a Director since October 2002, had been nominated to the Board by Capital International Asia CDPQ, Inc. ("CDP") pursuant to the terms of a Stockholders Agreement dated as of October 25, 2002 between Vsource and the stockholders party thereto (the "Stockholders Agreement"), and CDP subsequently nominated Mr. Villette to fill the seat vacated by Mr. Seghin.

Based in Hong Kong, Mr. Villette, aged 55, is the Managing Director of AlterAsiA Limited, a company that provides investment advisory services to institutional clients. Since 1998, he has worked for CDPQ, the largest Canadian Pension Fund, serving as Managing Director of several of their affiliates involved in private equity investments in Asia. Prior to that, he was the Chief Operating Officer of Archon Group (France), a Goldman Sachs subsidiary involved in the acquisition and the work-out of distressed real estate loans portfolios. From 1987 to 1993, he was the Chief Financial Officer of Pargesa Holdings and Parfinance, which were companies listed in Geneva and Paris, respectively, and both affiliates of Power Corporation of Canada.

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Vsource, Inc.
Consolidated Statements of Income
(in thousands, except per share data)
	Three months ended October 31,		Nine months ended October 31,
	2003	2002	2003	2002

Revenue	$4,730	$6,043	$14,264	$21,040
Operating Expenses
Cost of revenue	3,334	3,314	8,571	10,537
Selling, general and administrative	4,700	3,926	12,051	11,892
Amortization of stock-based compensation expense	-	57	94	907
Write-off of merger-related expenses	1,467	-	1,467	-
Insurance proceeds in respect of loss on inventory	-	-	-	(464)
Loss on extinguishment of debt	-	6,703	-	6,703
Total expenses	9,501	14,000	22,183	29,575
Operating loss	(4,771)	(7,957)	(7,919)	(8,535)
Non-cash beneficial conversion feature expense (1)	-	(587)	-	(1,717)
Other interest income (expense)	5	(191)	31	(528)
Net loss	(4,766)	(8,735)	(7,888)	(10,780)
Non-cash deemed dividend to preferred shareholders (2)	(3,029)	7,136	(8,664)	7,136
Net loss available to common shareholders	(7,795)	(1,599)	(16,552)	(3,644)
Basic and diluted net loss per share available to common shareholders	(3.97)	(0.91)	(8.75)	(2.11)
Weighted average number of common shares outstanding
Basic and diluted (3)	1,964	1,749	1,892	1,725
Earnings before interest, taxes, depreciation ∓ amortization excluding non-cash stock compensation expense (4)	(4,249)	(382)	(6,155)	1,353
Adjusted EBITDA margin (5)	-89.8%	-6.3%	-43.2%	2.6%

(1)	Non-cash beneficial conversion feature charges associated with the issuance of convertible debt
(2)	Non-cash deemed dividend for preferred shareholders associated with the amortization of beneficial conversion feature and accretion of redemption value of Series 4-A convertible preferred stock and; associated with reversal of beneficial conversion feature originally recognized on Series 2-A convertible preferred stock and warrants upon exchange for Series 4-A convertible preferred stock
(3)	Excludes common shares outstanding on an "as converted basis" totaling 20.3 million in aggregate associated with preferred stock, warrants and vested employee options outstanding
(4)	Reconciliation of Net loss to Adjusted EBITDA

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	Three months ended October 31,		Nine months ended October 31,
	2003	2002	2003	2002

Net loss	$(4,766)	$(8,735)	$(7,888)	$(10,780)
Add:
Non-cash beneficial conversion feature expense	-	587	-	1,717
Other interest (income) expense	(5)	191	(31)	(528)
Depreciation and amortization	522	815	1,670	2,278
Amortization of stock-based compensation expense	-	57	94	907
Loss on extinguishment of debt	-	6,703	-	6,703
Adjusted EBITDA	$(4,249)	$(382)	$(6,155)	$1,353
(5)	Adjusted EBITDA margin is Adjusted EBITDA divided by Revenue

Vsource, Inc.
Consolidated Balance Sheets
(in thousands)
	October 31, 2003	January 31, 2003
Assets
Current assets:
Cash	$5,118	$11,152
Restricted cash	150	150
Accounts receivable, net	1,692	1,522
Inventories	276	490
Prepaid expenses	270	337
Other current assets	1,608	1,262
Total current assets	9,114	14,913
Property and equipment, net	4,373	4,974
Restricted cash, non-current	500	250
Total assets	$13,987	$20,137

Liabilities, Preferred stock and Shareholders' (deficit) equity
Current liabilities:
Accounts payable	$1,853	$1,134
Accrued expenses	5,187	3,333
Advance from customers	1,206	1,229
Total current liabilities	8,246	5,696
Advance from customer, non-current	-	900
Preferred stock	16,134	8,096
Shareholders' (deficit) equity	(10,393)	5,445
Total Liabilities, Preferred stock and Shareholders' (deficit) equity	$13,987	$20,137

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Non-GAAP Financial Measures

This release contains non-GAAP financial measures. Pursuant to the requirements of Regulation G, Vsource has provided reconciliation within this release of the non-GAAP financial measures to the most directly comparable GAAP financial measures. Adjusted EBITDA has been presented in this release in order to assist in the analysis of the operating profitability of the company because the company believes this form of measurement eliminates the effects of non-cash charges such as beneficial conversion feature expense, stock-based compensation and depreciation and amortization. Management reviews this form of measurement monthly. Vsource has consistently provided this measurement in previous releases and therefore has provided a consistent basis for comparison between quarters, which the company believes is useful to investors and other interested persons.

About Vsource

Vsource, Inc., headquartered in La Jolla, Calif., provides customized global business process outsourcing (BPO) services to clients worldwide. Under Vsource Client Outsourcing Solutions (COS), Vsource delivers superior BPO solutions to Fortune 500 and Global 500 organizations. Vsource COS include: Human Resource Solutions, Warranty Solutions, Sales Solutions, and Vsource Foundation SolutionsTM, which include Customer Relationship Management (CRM), Financial Services, Travel and Expense Claims, and Supply Chain Management (SCM). Under Vsource Humans Capital Management (HCM) solutions, Vsource delivers Fortune 500 reliability to small and medium-sized businesses in the U.S. HCM solutions include: HR Management, Health & Welfare, Administrative Services, and Risk Management. For more information, log on to: http://www.vsource.com.

For more information, visit the Vsource Web site: http://www.vsource.com.

Forward Looking Statements: Some of the statements in this release and other oral and written statements made by us from time to time to the public constitute forward-looking statements. These forward-looking statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These forward-looking statements include, without limitation, statements with respect to anticipated future operating and financial performance, introduction of services and growth opportunities expected or anticipated to be realized by management. Vsource disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise. Factors that could cause or contribute to such differences include, but are not limited to, reliance on one client and the expectation that revenues from this client will decline significantly, a potential requirement to redeem our Series 4-A convertible preferred stock if we fail to meet certain conditions by March 31, 2006, our limited experience in the business process outsourcing business, the new and unproven market for business process outsourcing services in the Asia-Pacific region, long cycles for sales of our solutions, complexities involved in implementing and integrating our services, fluctuations in revenues and operating results, economic and infrastructure disruptions, dependence on a small number of vendors and service providers, litigation, and competition. Other factors that may affect these statements are identified in our previous filings with the Securities and Exchange Commission.

Vsource is a registered trademark of Vsource, Inc. vMarketing and Vsource Foundation Solutions are trademarks of Vsource, Inc.

Fortune, Fortune 500 and Global 500 are registered trademarks of Time Inc. Vsource disclaims any proprietary interest in the marks and names of others.

Vsource Media Relations Contact:

Cindy Kim
Direct: 858.456.4871
Mobile: 619.708.5277
Cindy_Kim@vsource.com

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